Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
July 26, 2022	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Second Quarter Earnings Per Share of $0.61

Declares Cash Dividend of $0.21 per Share

(Manhattan, KS, July 26, 2022) – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK) reported diluted earnings per share of $0.61 for the three months ended June 30, 2022, compared to $0.62 per share in the first quarter of 2022 and $0.99 per share in the same quarter last year. Net earnings for the second quarter of 2022 amounted to $3.0 million, compared to $3.1 million in the prior quarter and $5.0 million for the second quarter of 2021. For the three months ended June 30, 2022, the return on average assets was 0.93%, the return on average equity was 10.04%, and the efficiency ratio was 69.1%.

For the first six months of 2022, diluted earnings per share totaled $1.23 compared to $2.07 during the same period of 2021. Net earnings for the six months of 2022 amounted to $6.2 million, compared to $10.3 million in the first six months of 2021. For the six months ended June 30, 2022, the return on average assets was 0.95% and the return on average equity was 9.81%.

In announcing these results, Michael E. Scheopner, President and Chief Executive Officer of Landmark, said, “Despite continued economic uncertainties and an increasing interest rate environment, in the second quarter 2022 we saw strong loan growth along with increased net interest income, higher fees and service charges and increased gains on sales of residential real estate loans. Compared to the first quarter 2022, total gross loans increased by $36.4 million while net interest income grew by $253,000 or 2.9%. Fees and service charges also increased by $227,000 while gains on sales of loans increased $168,000. The growth in loans was mainly due to increased customer demand for both commercial and commercial real estate loans coupled with higher originations of variable rate residential mortgage loans. During the second quarter 2022, Paycheck Protection Program (PPP) loans declined $4.6 million and totaled $652,000 at June 30, 2022. The increase in net interest income this quarter over the prior quarter was the result of higher interest on investment securities offset by a slight decline in loan interest and increased interest expense. Non-interest expense remained well controlled totaling $9.0 million in the second quarter 2022 and included $221,000 in costs associated with our announced acquisition of Freedom Bancshares, Inc. Total deposits declined slightly this quarter but have increased by $53.7 million, or 5.0% as compared to June 30, 2021. Overall, deposit costs remain low.”

Mr. Scheopner continued, “Credit quality remains strong as Landmark recorded net loan charge-offs of $42,000 in the second quarter of 2022 compared to net loan recoveries of $82,000 in the prior quarter and net loan charge-offs of $108,000 in the second quarter of 2021. Non-accrual loans totaled $4.9 million or 0.73% of gross loans at June 30, 2022 and have declined $8.4 million over the last twelve months. Also, the balance of loans past due 30 to 89 days remained low. The allowance for loan losses totaled $8.3 million at June 30, 2022, or 1.24% of period end loans. Our equity to assets ratio totaled 9.08% while loans to deposits totaled 58.5%. We believe Landmark’s risk management practices, liquidity and capital strength continue to position us well for future growth and to meet the financial needs of families and businesses in our markets.”

Total assets at June 30, 2022 were $1.3 billion, total gross loans were $669.9 million and total deposits were $1.1 billion. On June 28, 2022, Landmark announced plans to acquire Freedom Bancshares, Inc. a one-bank holding company with loans of $131.6 million and deposits of $169.1 million. Freedom Bank is located in Overland Park, Kansas and will expand Landmark’s presence in the Kansas City market. It is expected that this transaction will be completed in the fourth quarter of 2022. Also this quarter the Company purchased 21,115 shares of treasury stock.

Landmark’s Board of Directors declared a cash dividend of $0.21 per share, to be paid August 24, 2022, to common stockholders of record as of the close of business on August 10, 2022. Management will host a conference call to discuss the Company’s financial results at 10:00 a.m. (Central time) on Wednesday, July 27, 2022. Investors may participate via telephone by dialing (844) 200-6205 and using access code 665174. A replay of the call will be available through August 26, 2022, by dialing (866) 813-9403 and using access code 005230.

SUMMARY OF SECOND QUARTER RESULTS

Net Interest Income

Net interest income amounted to $8.9 million for the three months ended June 30, 2022, compared to $10.0 million in the same period last year and $8.6 million in the first quarter of 2022. The decrease of $1.1 million, or 10.8%, from the second quarter of 2022 was primarily the result of a decrease in interest on loans, which declined $1.7 million or 19.0%. This decrease was mainly due to lower interest and fees earned on PPP loans which declined by $2.0 million from the second quarter 2021. Net interest income, however, increased $253,000 from the first quarter 2022 due mainly to higher interest on investment securities but slightly lower loan interest. The average tax-equivalent yield on the loan portfolio was 4.40% in the second quarter of 2022 compared to 5.00% in the same quarter last year and 4.59% in the prior quarter. Interest costs on interest-bearing deposits totaled 0.18% in the second quarter of 2022, 0.14% in the second quarter of 2021 and 0.10% in the prior quarter. On a tax-equivalent basis, the net interest margin totaled 3.05% in the second quarter of 2022, compared to 2.99% in the prior quarter and 3.54% in the second quarter of 2021.

Non-Interest Income

Non-interest income totaled $3.8 million for the second quarter of 2022, a decrease of $1.7 million, or 30.6%, compared to the same period last year and an increase of $233,000, or 6.5% from the previous quarter. The decrease in non-interest income during the second quarter of 2022 compared to the same period last year was primarily due to a decrease of $1.8 million in gains on sales of one-to-four family residential real estate loans as higher interest rates and low housing inventories reduced originations of these loan which are normally sold. Higher mortgage rates however did result in increased originations of adjustable-rate loans this quarter which are kept in the Company’s loan portfolio. Fees and service charges increased $227,000, or 10.5%, compared to the same quarter last year and were $192,000 higher than in the prior quarter.

Non-Interest Expense

During the second quarter of 2022, non-interest expense totaled $9.0 million, a decrease of $168,000, or 1.8% over the same period last year and an increase of $184,000, or 2.1% from the prior quarter. The decrease in non-interest expense in the second quarter of 2022 compared to the same period last year was mainly due to lower data process fees, reduced mortgage servicing rights amortization and a decline in compensation and benefits and other non-interest expense. The decline in data processing fees was due to a new contract with the Company’s main technology vendor in effect this year while lower mortgage banking activity this quarter resulted in lower costs for compensation, amortization and other non-interest expense. Compared to the prior quarter, non-interest expense increased by 2.1% mainly due to costs of $221,000 related to the recently announced acquisition of Freedom Bancshares, Inc. and its wholly owned subsidiary Freedom Bank.

Income Tax Expense

Landmark recorded income tax expense of $639,000 in the second quarter of 2022 compared to $1.3 million in the second quarter of 2021 and $737,000 in the first quarter of 2022. The effective tax rate decreased to 17.4% in the second quarter of 2022 compared to 20.5% in the second quarter of 2021 and 19.0% in the first quarter of 2022, primarily due to lower pretax earnings.

Balance Sheet Highlights

As of June 30, 2022, gross loans totaled $669.9 million, an increase of $36.4 million since March 31, 2022. The balance of PPP loans totaled $652,000 at June 30, 2022 compared to $5.2 million at March 31, 2022. Excluding these loans, gross loans increased $40.9 million, or 26.1% annualized, during the second quarter of 2022, primarily due to increases of $23.0 million in one-to-four family residential real estate, $13.1 million in commercial real estate and $10.7 million in commercial loans. Compared to March 31, 2022, investment securities increased $19.7 million to $486.6 million as of June 30, 2020, while deposits decreased $8.1 million to $1.1 billion. At June 30, 2022 the loan to deposits ratio was 58.5% compared to 54.9% in the prior quarter and 62.5% in the same period last year.

Stockholders’ equity decreased to $117.3 million (book value of $23.57 per share) as of June 30, 2022, from $123.5 million (book value of $24.72 per share) as of March 31, 2022, due mainly to an increase in other comprehensive losses and the purchase of treasury stock. The increase in other comprehensive losses this quarter resulted from higher interest rates which increased unrealized losses on the Company’s investment securities portfolio. The ratio of equity to total assets decreased to 9.08% on June 30, 2022, from 9.45% at March 31, 2022.

The allowance for loan losses totaled $8.3 million, or 1.24% of total gross loans (excluding PPP loans) on June 30, 2022, compared to $8.4 million, or 1.33% of total gross loans (excluding PPP loans) on March 31, 2022. No allowance for loan losses has been allocated to PPP loans because they are guaranteed by the SBA. Net loan charge-offs totaled $42,000 in the second quarter of 2022, compared to net loan charge-offs of $108,000 during the same quarter last year and net loan recoveries of $82,000 during the first quarter of 2022. The ratio of annualized net loan charge-offs to total average loans was 0.03% in the second quarter of 2022, 0.06% in the second quarter of last year and -0.05% in the prior quarter. No provision for loan losses was recorded in the second quarter of 2022 and 2021. A credit provision for loan losses of $500,000 was made in the first quarter 2022 due to the decline in loan balances.

During the second quarter of 2022, non-performing loans totaled $4.9 million, or 0.73% of gross loans, while loans 30-89 days delinquent totaled $877,000, or 0.13% of gross loans, as of June 30, 2022. Real estate owned totaled $1.3 million at June 30, 2022.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 30 locations in 24 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, La Crosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the effects of the COVID-19 pandemic, including its effects on the economic environment, our customers and operations, as well as changes to federal, state or local government laws, regulations or orders in connection with the pandemic; (ii) the strength of the local, national and international economies; (iii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, consumer protection, insurance, monetary, trade and tax matters; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) timely development and acceptance of new products and services; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) our risk management framework; (ix) interruptions in information technology and telecommunications systems and third-party services; (x) changes and uncertainty in benchmark interest rates, including the elimination of LIBOR and the development of a substitute; (xi) the effects of severe weather, natural disasters, widespread disease or pandemics, or other external events; (xii) the loss of key executives or employees; (xiii) changes in consumer spending; (xiv) integration of acquired businesses; (xv) unexpected outcomes of existing or new litigation; (xvi) changes in accounting policies and practices, such as the implementation of the current expected credit losses accounting standard; (xvii) the economic impact of armed conflict or terrorist acts involving the United States; (xviii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xix) declines in the value of our investment portfolio; (xx) the ability to raise additional capital; (xxi) cyber-attacks; (xxii) declines in real estate values; (xxiii) the effects of fraud on the part of our employees, customers, vendors or counterparties; and (xxiv) any other risks described in the “Risk Factors” sections of reports filed by Landmark with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional risk factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

(Dollars in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2022	2022	2021	2021	2021
Assets
Cash and cash equivalents	$30,413	$106,319	$189,213	$117,314	$131,018
Interest-bearing deposits at other banks	8,360	6,381	7,378	7,629	5,205
Investment securities:
U.S. treasury securities	135,459	119,882	42,675	40,314	36,646
U.S. federal agency obligations	14,931	17,013	17,195	17,297	22,852
Municipal obligations, tax exempt	134,994	130,915	137,984	140,788	140,526
Municipal obligations, taxable	49,356	45,586	40,046	38,988	38,779
Agency mortgage-backed securities	151,893	153,587	142,817	133,502	99,936
Investment securities available-for-sale, at fair value	486,633	466,983	380,717	370,889	338,739
Bank stocks, at cost	2,881	2,856	2,905	2,985	3,220
Loans:
One-to-four family residential real estate	192,517	169,514	166,081	161,120	162,606
Construction and land	23,092	25,408	27,644	26,658	27,092
Commercial real estate	209,879	196,736	198,472	193,455	189,093
Commercial	137,929	127,226	132,154	135,790	127,672
Paycheck Protection Program (PPP)	652	5,218	17,179	28,671	61,236
Agriculture	78,240	82,484	94,267	91,305	89,667
Municipal	2,076	2,212	2,050	2,115	2,178
Consumer	25,531	24,751	24,541	25,624	25,676
Total gross loans	669,916	633,549	662,388	664,738	685,220
Net deferred loan (fees) costs and loans in process	229	(43)	(380)	936	(2,361)
Allowance for loan losses	(8,315)	(8,357)	(8,775)	(8,766)	(9,163)
Loans, net	661,830	625,149	653,233	656,908	673,696
Loans held for sale	6,264	5,424	4,795	8,929	10,952
Bank owned life insurance	32,483	32,293	32,106	31,914	31,722
Premises and equipment, net	20,679	20,919	20,803	20,361	20,137
Goodwill	17,532	17,532	17,532	17,532	17,532
Other intangible assets, net	52	67	84	104	132
Mortgage servicing rights	4,025	4,128	4,193	4,201	4,143
Real estate owned, net	1,288	1,288	2,551	2,578	1,385
Other assets	19,911	17,095	13,458	13,190	12,545
Total assets	$1,292,351	$1,306,434	$1,328,968	$1,254,534	$1,250,426
Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest-bearing demand	343,107	350,342	350,005	317,827	307,125
Money market and checking	520,056	517,936	536,868	488,213	504,025
Savings	170,419	167,823	155,501	151,380	150,874
Certificates of deposit	97,885	103,464	106,107	109,267	115,739
Total deposits	1,131,467	1,139,565	1,148,481	1,066,687	1,077,763
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Other borrowings	6,223	7,004	7,403	6,219	4,534
Accrued interest and other liabilities	15,708	14,701	15,790	24,571	14,122
Total liabilities	1,175,049	1,182,921	1,193,325	1,119,128	1,118,070
Stockholders’ equity:
Common stock	50	50	50	48	48
Additional paid-in capital	79,284	79,206	79,120	72,489	72,413
Retained earnings	56,662	54,677	52,593	56,957	53,391
Treasury stock, at cost	(538)	-	-	-	-
Accumulated other comprehensive (loss) income	(18,156)	(10,420)	3,880	5,912	6,504
Total stockholders’ equity	117,302	123,513	135,643	135,406	132,356
Total liabilities and stockholders’ equity	$1,292,351	$1,306,434	$1,328,968	$1,254,534	$1,250,426

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings (unaudited)

(Dollars in thousands, except per share amounts)	Three months ended,			Six months ended,
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
Interest income:
Loans	$7,156	$7,191	$8,840	$14,347	$17,244
Investment securities:
Taxable	1,543	1,053	763	2,596	1,574
Tax-exempt	730	722	759	1,452	1,537
Total interest income	9,429	8,966	10,362	18,395	20,355
Interest expense:
Deposits	358	195	261	553	542
Borrowed funds	173	126	121	299	242
Total interest expense	531	321	382	852	784
Net interest income	8,898	8,645	9,980	17,543	19,571
Provision for (reversal of) loan losses	-	(500)	-	(500)	500
Net interest income after provision for loan losses	8,898	9,145	9,980	18,043	19,071
Non-interest income:
Fees and service charges	2,380	2,188	2,153	4,568	4,186
Gains on sales of loans, net	1,073	905	2,864	1,978	6,004
Bank owned life insurance	190	187	153	377	301
Gains on sales of investment securities, net	-	-	33	-	1,108
Other	153	283	270	436	599
Total non-interest income	3,796	3,563	5,473	7,359	12,198
Non-interest expense:
Compensation and benefits	4,953	4,775	5,023	9,728	9,964
Occupancy and equipment	1,177	1,233	1,105	2,410	2,167
Data processing	362	340	492	702	993
Amortization of mortgage servicing rights and other intangibles	335	316	412	651	849
Professional fees	415	451	431	866	823
Acquisition costs	221	-	-	221	-
Other	1,559	1,723	1,727	3,282	3,467
Total non-interest expense	9,022	8,838	9,190	17,860	18,263
Earnings before income taxes	3,672	3,870	6,263	7,542	13,006
Income tax expense	639	737	1,283	1,376	2,659
Net earnings	$3,033	$3,133	$4,980	$6,166	$10,347

Net earnings per share (1)
Basic	$0.61	$0.63	$1.00	$1.24	$2.07
Diluted	0.61	0.62	0.99	1.23	2.07
Dividends per share (1)	0.21	0.21	0.19	0.42	0.38
Shares outstanding at end of period (1)	4,976,344	4,997,459	4,994,434	4,976,344	4,994,434
Weighted average common shares outstanding - basic (1)	4,988,416	4,997,459	4,990,507	4,992,912	4,990,507
Weighted average common shares outstanding - diluted (1)	5,002,425	5,017,055	4,997,473	5,009,822	4,997,473

Tax equivalent net interest income	$9,094	$8,840	$10,185	$17,934	$19,986

(1) Share and per share values at or for the periods ended June 30, 2021 have been adjusted to give effect to the 5% stock dividend paid during December 2021.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Select Ratios and Other Data (unaudited)

(Dollars in thousands, except per share amounts)	As of or for the three months ended,			Six months ended,
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
Performance ratios:
Return on average assets (1)	0.93%	0.97%	1.59%	0.95%	1.68%
Return on average equity (1)	10.04%	9.59%	15.40%	9.81%	16.22%
Net interest margin (1)(2)	3.05%	2.99%	3.53%	3.02%	3.53%
Effective tax rate	17.4%	19.0%	20.5%	18.2%	20.4%
Efficiency ratio (3)	69.1%	72.7%	58.9%	70.9%	59.1%
Non-interest income to total income (3)	29.9%	28.5%	35.3%	29.2%	36.2%

Average balances:
Investment securities	$477,035	$421,996	$334,936	$449,667	$318,353
Loans	653,013	636,032	709,872	644,569	719,985
Assets	1,307,112	1,305,813	1,253,995	1,306,446	1,242,155
Interest-bearing deposits	791,257	792,354	771,728	791,803	767,243
Subordinated debentures and other borrowings	28,632	28,476	26,038	28,554	26,805
Stockholders’ equity	121,147	132,429	$129,744	126,757	$128,668

Average tax equivalent yield/cost (1):
Investment securities	1.97%	1.83%	2.02%	1.90%	2.19%
Loans	4.40%	4.59%	5.00%	4.49%	4.83%
Total interest-bearing assets	3.23%	3.10%	3.67%	3.16%	3.66%
Interest-bearing deposits	0.18%	0.10%	0.14%	0.14%	0.14%
Subordinated debentures and other borrowings	3.06%	2.30%	2.20%	2.68%	1.82%
Repurchase agreements	0.46%	0.18%	0.18%	0.32%	0.16%
Total interest-bearing liabilities	0.26%	0.16%	0.19%	0.21%	0.20%

Capital ratios:
Equity to total assets	9.08%	9.45%	10.58%
Tangible equity to tangible assets (3)	7.82%	8.22%	9.30%
Book value per share	$23.57	$24.72	$26.50
Tangible book value per share (3)	$20.04	$21.19	$22.96

Rollforward of allowance for loan losses:
Beginning balance	$8,357	$8,775	$9,271	$8,775	$8,775
Charge-offs	(76)	(53)	(228)	(129)	(292)
Recoveries	34	135	120	169	180
Provision for loan losses	-	(500)	-	(500)	500
Ending balance	$8,315	$8,357	$9,163	$8,315	$9,163

Non-performing assets:
Non-accrual loans	$4,887	$4,676	$13,297
Accruing loans over 90 days past due	-	-	-
Real estate owned	1,288	1,288	1,385
Total non-performing assets	$6,175	$5,964	$14,682

Loans 30-89 days delinquent	$877	$846	$1,881

Other ratios:
Loans to deposits	58.49%	54.86%	62.51%
Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.13%	0.13%	0.27%
Total non-performing loans to gross loans outstanding	0.73%	0.74%	1.94%
Total non-performing assets to total assets	0.48%	0.46%	1.17%
Allowance for loan losses to gross loans outstanding	1.24%	1.32%	1.34%
Allowance for loan losses to gross loans outstanding excluding PPP loans	1.24%	1.33%	1.47%
Allowance for loan losses to total non-performing loans	170.15%	178.72%	68.91%
Net loan charge-offs to average loans (1)	0.03%	-0.05%	0.06%	-0.01%	0.03%

(1) Information is annualized.

(2) Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.

(3) Non-GAAP financial measures. See the “Non-GAAP Financial Measures” section of this press release for a reconciliation to the most comparable GAAP equivalent.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Financials Measures (unaudited)

(Dollars in thousands, except per share amounts)	As of or for the three months ended,			Six months ended,
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
Non-GAAP financial ratio reconciliation:
Total non-interest expense	$9,022	$8,838	$9,190	$17,860	$18,263
Less: foreclosure and real estate owned expense	(9)	(23)	(65)	(32)	(76)
Less: amortization of other intangibles	(15)	(17)	(36)	(32)	(74)
Less: acquisition costs	(221)	-	-	(221)	-
Adjusted non-interest expense (A)	8,777	8,798	9,089	17,575	18,113

Net interest income (B)	8,898	8,645	9,980	17,543	19,571

Non-interest income	3,796	3,563	5,473	7,359	12,198
Less: gains on sales of investment securities, net	-	-	(33)	-	(1,108)
Less: gains on sales of premises and equipment and foreclosed assets	-	(114)	-	(114)	(5)
Adjusted non-interest income (C)	$3,796	$3,449	$5,440	$7,245	$11,085

Efficiency ratio (A/(B+C))	69.1%	72.7%	58.9%	70.9%	59.1%
Non-interest income to total income (C/(B+C))	29.9%	28.5%	35.3%	29.2%	36.2%

Total stockholders’ equity	$117,302	$123,513	$132,356
Less: goodwill and other intangible assets	(17,584)	(17,599)	(17,664)
Tangible equity (D)	$99,718	$105,914	$114,692

Total assets	$1,292,351	$1,306,434	$1,250,426
Less: goodwill and other intangible assets	(17,584)	(17,599)	(17,664)
Tangible assets (E)	$1,274,767	$1,288,835	$1,232,762

Tangible equity to tangible assets (D/E)	7.82%	8.22%	9.30%

Shares outstanding at end of period (F)	4,976,344	4,997,459	4,994,434

Tangible book value per share (D/F)	$20.04	$21.19	$22.96